SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Stratus Properties Inc.

(Name of Registrant as Specified in Its Charter)

Oasis Management Company Ltd.

Seth Fischer

Ella Benson

Eugenio De La Garza Diaz

Laurier L. Dotter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 17, 2021, Oasis Management Company Ltd. (“Oasis”) issued a press release (the “Press Release”) announcing that it had sent a letter (the “Letter”) to fellow shareholders of Stratus Properties Inc. (“Stratus”) responding to false and misleading statements made by Stratus about Oasis and its director nominees. A copy of the Press Release is filed herewith as Exhibit 1. The Press Release contains a link to the Letter which is filed herewith as Exhibit 2.

The Press Release and Letter were also posted to Oasis’ website, https://www.abetterstratus.com/.

Exhibit 1

Oasis Issues Letter to Stratus Shareholders in

Response to False and Misleading Statements by

Stratus

•	New Letter Responds to Stratus’ Misleading Presentation
•	Provides Accurate Information Regarding Oasis’ Nominees
•	Urges Shareholders to Vote on the GOLD Proxy Card for the Oasis Nominees
•	All materials are available at www.abetterstratus.com

May 17, 2021 08:00 AM Eastern Standard Time

Austin, Texas--(BUSINESS WIRE)--Oasis Management Company Ltd. (“Oasis”) is the manager to a fund that is a significant, long-term shareholder of Stratus Properties Inc. (NASDAQ: STRS) (the “Company” or “Stratus”) that beneficially owns over 13.5% of Stratus' ordinary shares.

Oasis today released a letter to Stratus shareholders urging them to vote on the GOLD proxy card for the highly qualified and independent Oasis director nominees. The letter counters false and misleading statements circulated by the Company. The letter addresses Stratus’ recent share price decline and failure to execute.

Oasis encourages its fellow shareholders to read the letter, as well as its other letters and presentation which can be viewed on the homepage of www.abetterstratus.com.

All stakeholders are encouraged to contact Oasis at info@abetterstratus.com.

Contacts

Shareholders:

Okapi Partners LLC

Mark Harnett: 646-556-9350

Patrick J. McHugh: 212-297-0721

Media
Taylor Hall
media@oasiscm.com

About Oasis Management Company Ltd.

Oasis Management Company Ltd. manages private investment funds focused on opportunities in a wide array of asset classes across countries and sectors. Oasis was founded in 2002 by Seth H. Fischer, who leads the firm as its Chief Investment Officer. More information about Oasis is available at https://oasiscm.com.

Important Information

Oasis Management Company Ltd., Seth Fischer, Ella Benson, Laurie L. Dotter and Jaime Eugenio De la Garza Diaz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of GOLD proxy card to be used in connection with the solicitation of proxies from the shareholders of Stratus Properties Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on Oasis' campaign website at https://www.abetterstratus.com/ and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on April 14, 2021. This document will be available free of charge from the source indicated above

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Oasis disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Oasis has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 2

May 17, 2021

Dear Fellow Stratus Shareholders,

Stratus Properties’ recent May 2021 presentation to shareholders embodies the attitudes of a CEO and Board of Directors that have never been held accountable and instead run the Company as a mutual appreciation society for their own benefit. Not only does the presentation totally ignore the Company’s failure to execute on its five-year plan in all of its 55 pages, but it also mischaracterizes Stratus’ business and Oasis’ involvement, some of which we would like to address below.

Stratus’ Strategy

Stratus’ recent quarterly earnings announcement, multiple press releases, proxy materials, and recent investor presentation gave ample opportunity for the Company to lay out a clear path toward creating shareholder value. Instead, the Company demonstrated its core problem – a strategy that lacks cohesion and commitment and is, in our belief, dictated by the whims of its CEO. As a result of this aimlessness, Stratus’ stock price has declined more than 20% month to date[1] as shareholders continue to lose confidence in the Company’s future and its ability to create lasting value. We believe this stock price decline is but a preview of what is to come if Stratus continues on its present course, a course that will continue if the Stratus-nominated directors are elected to the Board.

Take, for example, the Holden Hills project. Stratus announced this single-family project on April 28, 2021, highlighted it in its April 30, 2021 letter to shareholders, and discussed this project again on its May 10, 2021 earnings call. Following each of these announcements, Stratus’ stock price declined. The reason for these price drops is not a mystery. Other than taking on project level equity from outside investors, likely to include insiders, Stratus has no concrete plan for Holden Hills. The Company has waffled time and again, stating that it is not sure whether it will develop the Holden Hills lots, build and sell the homes, or build and lease the homes. Not only does this indecision exemplify the execution and direction issues plaguing Stratus, but the entire Holden Hills project conflicts with Stratus’ proposed REIT strategy. Single-family home and lot development is not a REIT-able activity because it qualifies as “dealer inventory.” Shareholders might ask, why would Stratus pursue this investment at the same time the Company is exploring a REIT conversion? The current CEO and Board do not seem to have a satisfactory answer.

In fact, Stratus seems to be searching for answers in response to basic questions posed by nearly every aspect of its proposed REIT conversion. In its most recent presentation, the Company presents an analysis of the supposed tax savings that a REIT conversion could bring upon simultaneous liquidation of all of its assets at NAV – already a very aggressive set of assumptions. But even under this unrealistic scenario, the realization of these supposed tax savings would only take place at a minimum of 5 years into the future, which at Stratus’ cost of equity means that the current benefit is far lower than selling assets now and returning cash to shareholders. Reality aside, just eleven pages earlier in the same presentation, Stratus claims that starting in 2017, it shifted its strategy from “transactional” to “income generating.” This contradicts its supposed intention to liquidate assets upon turning into a REIT. So which is it? What is Stratus’ strategy? Shareholders are left to wonder.

[1] Represents MTD price decline from April 30, 2021 through May 14, 2021.

 Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.

We note further that Stratus’ claimed strategy shift away from “transactional” and toward “income generating” was never disclosed to shareholders. In fact, this is our first time hearing about this change despite spending three and a half years on Stratus’ Board. Additionally, this ostensible 2017 shift contradicts Stratus’ five-year plan introduced in 2015, as well as its 2018 incentive compensation plan, which rewards management for selling assets. Even for Stratus, this flip-flopping is too much to blame on incompetence. Instead, we believe the real motivation for this inconsistency is to muddy the waters, avoid accountability, and give the Board and management free reign to cycle through any strategy they want, when they want, in the hopes that something will pan out—experiments in capriciousness that we note are fully funded by shareholders’ money.

Stratus’ Kingwood project is a particularly galling example of management using shareholder assets to further its own interests and that of its chosen private investment partners. In the Kingwood project, the Company bought out the interest of one private investor at approximately a 12% return over a time period during which Stratus’ stock returned -8.7%. The Company claims that this transaction was a sound investment decision because, management says, it may seek the private investor’s support in the future. Was currying favor with a private investor by tearing up a contract Stratus had already negotiated more important than getting the best possible deal for public shareholders? Stratus seems to think so. While it might be socially inconvenient for Mr. Armstrong to look out for the interest of Stratus’ public shareholders above that of its LPs, proper oversight would dictate that management not use their discretion to override existing contracts. Furthermore, if buying out LP interests is such a good value for Stratus, why was third-party capital taken on to begin with? Why didn’t Stratus merely fund the project entirely with shareholder money? The only answer seems to be that Stratus sought to offer up enriching investment opportunities to win favor with wealthy individuals.

Oasis’ Voting Record

In addition to trying to throw shareholders off the scent with its constantly changing strategies, Stratus’ statements regarding Ms. Benson’s voting record while on the Stratus Board are also misleading and incomplete. It is true that Ms. Benson voted with the Board on many issues. However, when it came to voting on decisions that Ms. Benson viewed to be especially consequential to the future of the Company, she broke with the majority.

Specifically, Ms. Benson voted against the sale of Block 21 because Stratus refused to commit to distribute the proceeds to shareholders. Ms. Benson was concerned that the Company would sell Block 21, pay a bonus to management and Stratus employees, and leave shareholders with nothing. This concern was validated a year later when Stratus sold the Saint Mary, paid out management and LPs, and did not distribute a cent to shareholders.

Additionally, Stratus’ claim that Ms. Benson approved the hiring of the CEO’s son, Buck Armstrong, is blatantly false. As clearly stated in the Company’s Proxy Statements, the audit committee must approve any related party transactions. Ms. Benson never sat on the audit committee and, thus, could not and did not vote in favor of Buck’s employment. Also, contrary to its claims, we believe Stratus has not been fully transparent in its disclosure to the SEC regarding its arrangement with Buck Armstrong. Its public filings state that Buck was hired as a consultant of Austin Retail Partners, while, in fact, he appears to be employed by Stratus.

Whatever the true nature of the relationship, it is highly problematic and not something Ms. Benson or Oasis would ever endorse.

Finally, in its presentation, Stratus lists a number of development projects for which Ms. Benson voted in favor. The development of these assets was a necessary first step in converting assets to cash and making distributions to shareholders – the central premise of Stratus’ five-year plan. However, in all cases, management has either failed to sell these properties or failed to distribute cash to shareholders upon liquidity events associated with these properties. During Ms. Benson’s tenure on the compensation committee, she advocated for a payment scheme that moved away from the flawed NAV-based model and instead sought to align management’s interests with those of shareholders. Under the incentive plan, which was enacted in 2018, management was paid to generate the cash necessary to execute on the five-year plan and make distributions to shareholders in

Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.

the form of a dividend or buyback. Conveniently for management and the Board, the first (and only) sale of assets included in the incentive plan, the Saint Mary, did not take place until after Ms. Benson’s departure. And with no independent oversight, the Board has stuck with the compensation model but has entirely abandoned the return of cash to shareholders, which was the entire purpose of the plan to begin with.

Stratus’ Nominees

Stratus’ Legacy Board has consistently demonstrated that their loyalty to Beau Armstrong trumps their fiduciary duty to shareholders. No one has exemplified this better than Jim Leslie during his 25-year tenure on the Stratus Board. Most recently, as head of the compensation committee, he chose to raise executive compensation for 2020, despite Stratus’ dramatic decrease in revenue and operating profit resulting from the COVID-19 pandemic. This is especially alarming considering Stratus received PPP money as part of the CARES Act in 2020. Shareholders can also thank Jim Leslie for having received no distributions following the sale of the Saint Mary, while management and LPs were handsomely paid. It is the job of the compensation committee to administer and adhere to the spirit of the profit participation plan and pressure management to return cash to shareholders when they themselves receive cash following an asset sale. Mr. Leslie’s failure to do this speaks to his inadequate stewardship of shareholder interests.

Jim Leslie’s incompetence extends beyond just the Stratus Boardroom. Jim served as a Director of Dougherty’s Pharmacy (MYDP) since 2001, chairman since March 2002, and held interim executive roles at the company. During this time, MYDP received multiple FDA warning letters and failed inspection reports and filed for bankruptcy in 2020. Is this the “leadership” experience, so heavily promoted by Stratus’ press releases, that shareholders want? Mr. Leslie’s real estate endeavors have seen similar results, with city officials noting his lack of “financial and intellectual capacity to perform” as a developer[2]. Is this really who you want representing your interests in Stratus’ boardroom?

Stratus’ other nominee, Neville Rhone, is also problematic. He was appointed to Stratus’ Board at the suggestion of Beau Armstrong, who knew Mr. Rhone from their previous work together when Mr. Rhone was at Canyon-Johnson Fund. This appointment illustrates that this Board maintains itself as a club built from within its own network, and so far, Mr. Rhone has shown himself to fit right in. As part of the audit committee, it appears he has failed to put an end to related party transactions[3]. As a member of the nominating and corporate governance committee, it seems he has failed to advocate against the continued practice of incestuous Board appointments, as was most recently demonstrated by the appointment of Kate Henriksen at the personal suggestion of Jim Joseph. Why should shareholders expect anything different from Mr. Rhone when so far, he has shown himself to be more of the same? Based on Ms. Benson's experience, we know that the incumbent directors can be systematically dismissive of diverse voices, so we reached out to Mr. Rhone directly to clarify these actions and determine whether they were taken without his objections. Unfortunately, he did not respond to emails or calls.

[2] https://www.statesman.com/news/20190830/hutto-developer-sue-each-other-over-baseball-field-project

[3] 2021 DEFC14A

Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.

Oasis’ Nominees

In contrast to Jim Leslie and Neville Rhone, Oasis’ nominees were selected via a highly competitive process after conducting dozens of interviews with candidates introduced to us by an executive search firm. All three candidates are independent, possess extensive industry and public company experience, and recognize the need for change at Stratus. In contrast to the current Board, our nominees will take their fiduciary duties to shareholders seriously.

Given the age of the Legacy Directors, we understand how they may not be fans of Ms. Benson’s energetic presence and desire for the Board to take an active role in leading the Company forward. However, we believe that diversity of perspective on boards is crucial to improving performance, and her age (35) is advantageous for a Company that primarily caters to customers in the Austin market, one of the youngest cities in the country, where the age of the average resident is 33[4]. Ms. Benson demographically represents more of what Austin is, and who Stratus’ buyers and tenants are, than anyone else on Stratus’ Board. Additionally, she has extensive and detailed capital markets experience, something that is lacking on Stratus’ current board, as evidenced by their apparent lack of awareness that regionally focused and / or diversified REITs tend to trade at discounted valuations. Stratus itself has indicated[5] that Ms. Benson’s capital market experience is an especially important asset to Stratus’ Board, especially considering that Neville Rhone has never been involved in a public company, and Jim Leslie’s most recent public company experience was presiding over a Company that was forcibly delisted with shareholder returns of -100%.

Similarly, Stratus has tried to discredit Jaime De la Garza’s extensive real estate experience by implying that he has no relevant experience in the US. We believe this is a deliberate attempt to mislead investors. Had Stratus really taken its interview process with Mr. De la Garza as seriously as it has claimed, it would know that in the last five years, Mr. De la Garza has participated in over twenty multifamily and mixed-use transactions in the US. Furthermore, throughout Mr. De la Garza’s executive and director experience at some of the largest real estate companies in Mexico, he has had extensive experience interacting with US institutional investors, and in contrast to Stratus’ nominees, knows that a board of directors must work for, and only for, the company’s shareholders.

While Stratus’ strategy has lacked any consistency in the last decade, its unfilled promises, false claims, and lack of accountability have remained. The time for a better Stratus is now. We urge you to vote the GOLD CARD today to unlock the shareholder value that has eluded Stratus’ stockholders for so long.

Sincerely,

Ella Benson

[4] https://datausa.io/profile/geo/austin-tx

[5] Stratus’ 2018, 2019 and 2020 DEF14A

Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.

All stakeholders are encouraged to contact Oasis at info@abetterstratus.com.

About Oasis Management Company Ltd.

Oasis Management Company Ltd. manages private investment funds focused on opportunities in a wide array of asset classes across countries and sectors. Oasis was founded in 2002 by Seth H. Fischer, who leads the firm as its Chief Investment Officer. More information about Oasis is available at https://oasiscm.com.

 Important Information

Oasis Management Company Ltd., Seth Fischer, Ella Benson, Laurie L. Dotter and Jaime Eugenio De la Garza Diaz (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy card to be used in connection with the solicitation of proxies from the shareholders of Stratus Properties Inc. (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on Oasis' campaign website at https://www.abetterstratus.com/ and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on April 14, 2021. This document will be available free of charge from the source indicated above.

 Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable.

Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.

No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Oasis disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Oasis has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Please visit www.abetterstratus.com for more information. Vote on the GOLD proxy card.